EXHIBIT 10.29
June 6, 2005
Bolle, Inc.
c/o Bushnell Performance Optics
9200 Cody
Overland Park, Kansas 66214
Attention: B. Joseph Messner, CEO
Re: Confirmation of Indemnification Obligation
Dear Mr. Messner:
     Reference is made to that certain Stock Purchase Agreement dated as of November 13, 1996 between BEC Group, Inc. and Foster Grant Group, L.P., Foster Grant Holdings, Inc. and Accessories Associates, Inc. (the “Original SPA”). Reference is further made to that certain Agreement of Amendment, Termination and Modification dated as of June 24, 1998 between Bolle, Inc. (“Bolle”), as assignee of BEC Group, Inc., and Foster Grant Group, L.P., Foster Grant Holdings, Inc. and AAi.FosterGrant, Inc. (“AAIFG”) (the Original SPA, as so modified, being the “SPA”). Pursuant to the SPA, Bolle agreed to indemnify Foster Grant Group, L.P., Foster Grant Holdings, Inc., The Bonneau Company and AAIFG for the Patent Infringement Litigation Liabilities (as defined below) (the “Indemnification Obligation”). For purposes of this Letter Agreement, Patent Infringement Litigation Liabilities shall mean any and all obligations and liabilities arising out of that certain action titled Magnivision, Inc. v. The Bonneau Company and Foster Grant Group, LP Case No. CV91-2167DT(JGx), CV92-7553DT(JGx), and CV97- 8351DT(JGx) (the “California Case”) and any appeals therefrom, and any judgment rendered in any enforcement or collection action brought to enforce or collect upon any judgment or settlement arising from any of the forgoing specifically referenced cases but only to the extent of the judgment entered or settlement reached in the foregoing specifically referenced cases (the “Patent Infringement Litigation” and “Patent Infringement Litigation Liabilities”).
     As you are aware, Final Judgment was entered on March 14, 2005 in Magnivision, Inc. v. The Bonneau Company and Foster Grant Group, LP Case No. CV91-2167DT(JGx), CV92- 7553DT(JGx), and CV97-8351DT(JGx) in the amount of eleven million dollars ($11,000,000.00) (the “Judgment”). Further, on April 28, 2005, the Court entered an Order of Partial Satisfaction of Judgment (the "April 28 Order”) crediting two million dollars ($2,000,000.00) previously paid by or on behalf of AAIFG against the $11,000,000 judgment. As you may also be aware, on May 18, 2005, the Court entered an (In Chambers) Order Re Defendants’ Ex Parte Application to Enjoin Magnivision From Pursuing Collection Actions in Rhode Island State and Federal Courts, to Enjoin the Rhode Island Courts, and for Sanctions (the “May 18 Order”). The May 18 Order specified that the remaining $9,000,000 judgment amount was to be paid by The Bonneau Company and Foster Grant Group, L.P. to Nyman, Inc. (“Nyman”) monthly in 36 equal monthly installments with interest at 6% per annum (1/2% per month) to accrue on the unpaid balance, with the first such payment being due on July 1, 2005 (the first day of the 36 consecutive months (commencing on July 1, 2005) being a “Payment Date"). The May 18 Order further specified that interest of 1/2% per month should accrue on the unpaid balance from February 3, 2005 to July 1, 2005 (the “Post-judgment Interest”).

June 6, 2005

The parties hereto agree as follows:

1.	Bolle represents that it is the successor in interest to certain obligations of BEC Group, Inc., including, without limitation, the Patent Infringement Litigation Liabilities and the Attorneys’ Fees (as defined below).

2.	AAIFG represents that it is the successor in interest to certain obligations of Accessories Associates, Inc., Foster Grant Group, L.P., Foster Grant Holdings, Inc. and The Bonneau Company, including, without limitation, the Patent Infringement Litigation Liabilities and the Attorneys’ Fees (as defined below).

3.	The parties hereto acknowledge that the infringement claimed in the Patent Infringement Litigation is alleged to have occurred both before and after consummation of the transactions contemplated by the Original SPA. As such, the parties previously agreed that Bolle’s Indemnification Obligation relates only to any Patent Infringement Litigation Liabilities resulting from any infringement claimed in the Patent Infringement Litigation that occurred before the consummation of the transactions contemplated by the Original SPA, and AAIFG is responsible for any Patent Infringement Litigation Liabilities resulting from any infringement claimed in the Patent Infringement Litigation that occurred from and after the consummation of the transactions contemplated by the Original SPA.

4.	The parties also previously agreed (based on a calculation of the allegedly infringing sales occurring prior to and following the consummation of the transactions contemplated by the SPA, which both parties acknowledge is an estimate but agree to be bound), that they would split certain attorneys’ fees and costs incurred in connection with the Patent Infringement Litigation (the “Attorneys’ Fees”) as follows: Bolle will pay seventy two percent (72%) of the Attorneys’ Fees, and AAIFG will pay twenty eight percent (28%) of the Attorneys’ Fees, in each case, when, as and if such amounts are incurred and become due (the “Attorneys’ Fees Split”). The parties agree and acknowledge that attorneys fees and costs incurred to defend the cases filed by Magnivision, Inc. against the defendants in the California Case and certain of their affiliates in the courts sitting in Rhode Island and Texas are subject to the Attorneys’ Fees Split. Notwithstanding the foregoing, however, the parties agree that the Attorneys’ Fees Split shall not apply to attorneys’ fees or costs incurred by Greenberg Traurig, P.A., Sachnoff & Weaver, Ltd., or any other counsel separately retained by one party, unless, by agreement of the parties, such counsel serves as lead counsel in any portion of the Patent Infringement Litigation; and, the parties confirm that to date, neither firm has had that role. The parties consent to the retention of Finnegan, Hendersen, Farabow, Garrett & Dunner, LLP and Edwards & Angels for the pending Rhode Island proceedings, and Akin, Gump, Strauss, Hauer & Feld, LLP and Finnegan, Hendersen, Farabow, Garrett & Dunner, LLP for the pending Texas proceeding.

5.	By means of this Letter Agreement and notwithstanding anything to the contrary contained in any other agreement, the parties hereby confirm their further agreement that they will split the Patent Infringement Litigation Liabilities as follows: Bolle will pay seventy two percent (72%) of the Patent Infringement Litigation Liabilities, and AAIFG

June 6, 2005

will pay twenty eight percent (28%) of the Patent Infringement Litigation Liabilities, in each case, when, as and if such amounts become due (the “Patent infringement Litigation Liabilities Split”).

6.	Based upon the aforesaid agreements and acknowledgements (and assuming no reversal, vacation or modification of the Judgment and Orders referenced above, and no entry of a new judgment), by our calculations, (1) AAIFG was originally responsible for three million, eighty thousand dollars ($3,080,000.00) of the $11,000,000 amount of the judgment; (2) after applying the credit AAIFG remains responsible for the payment of one million eighty thousand dollars ($1,080,000.00); and (3) Bolle will be responsible for the payment of seven million nine hundred twenty thousand dollars ($7,920,000.00).

7.	In addition to the payment obligations outlined in paragraph 6 above, the parties hereto acknowledge that if the amount of the judgment remains $11,000,000 (i) AAIFG shall be responsible for 12% of the Post-judgment Interest attributable to the Judgment and (ii) Bolle shall be responsible for 88% of the Post-judgment Interest attributable to the Judgment.

8.	We understand and agree that the dollar amounts and percentages set forth in paragraphs 6 and 7 above would have to be revised (either upward or downward, as the facts may dictate) if there were any reversal, vacation, or modification in the Judgment and/or the Orders, or if there were entry of a new judgment, which changes the amount of the Patent Infringement Litigation Liabilities. However, we understand and agree regardless of any such modifications in the Judgment and/or Orders, (1) AAIFG will pay twenty eight percent (28%) of any Patent Infringement Litigation Liabilities and Bolle will pay seventy two percent (72%) of any Patent infringement Litigation Liabilities, in each case, when, as and if the Patent Infringement Litigation Liabilities shall be due, and (2) AAIFG will be granted full credit for the two million dollars ($2,000,000.00) previously paid by it towards any Patent Infringement Litigation Liabilities which may ultimately be determined to be payable by it pursuant to the immediately preceding clause (1) and the amount of post-judgment interest for which AAIFG is responsible will be recalculated accordingly.

9.	The provisions in this paragraph being subject to adjustment pursuant to paragraph 8 above, AAIFG agrees to fund the first $1,080,000 of principal payments owing to Nyman under the May 18 Order (currently anticipated to be payments of $250,000 due on each of July 1, 2005, August 1, 2005, September 1, 2005 and October 1, 2005 and $80,000 of the principal payment due on November 1, 2005). On each Payment Date, each of AAIFG and Bolle shall pay their pro rata share (based on each party’s proportionate responsibility for payment of the remaining principal amount of the Judgment) of the interest due on the Judgment pursuant to the May 18 Order.

10.	To the extent that AAIFG or Berggruen Holdings, Inc. or any of their respective affiliates, on behalf of AAIFG, pays or has paid any amount in excess of that for which AAIFG is obligated to pay under this Letter Agreement on account of Attorneys’ Fees and Patent Infringement Litigation Liabilities based upon the Attorneys’ Fees Split and

June 6, 2005

the Patent Infringement Litigation Liabilities Split, then Bolle shall reimburse AAIFG or Berggruen Holdings, Inc., as the case may be, for such amount.

11.	To the extent that Bolle, or Bushnell or Wind Point or any of their respective affiliates on behalf of Bolle, pays or has paid any amount in excess of that for which Bolle is obligated to pay under this Letter Agreement on account of Attorneys’ Fees and Patent Infringement Litigation Liabilities based upon the Attorneys’ Fees Split and the Patent Infringement Litigation liabilities Split, then AAIFG shall reimburse Bolle, Bushnell, or Wind Point, as the case maybe, for such amount.

12.	In the event that Wind Point Partners or any investment fund or portfolio company controlled by Wind Point Partners delivers a guaranty to Nyman with respect to the payment of any Patent Infringement Litigation Liabilities (for which it has no current obligation to do), that fund controlled by Wind Point Partners agrees to deliver a similar guaranty to AAIFG.

13.	This agreement includes all of the rights and obligations of the parties with respect to the Indemnification Obligation concerning the Patent Infringement Litigation liabilities and if there is any conflict between the provisions of this agreement and any other agreement, this agreement shall control.
[Remainder of page intentionally left blank]

June 6, 2005

     To signify your acceptance, please execute this letter in the spaces indicated below, and return to us by facsimile with a hard copy to follow.

Sincerely, AAi.FosterGrant, Inc.
/s/ Brian Lagarto
Brian Lagarto,
Chief Financial Officer

Berggruen Holdings, Inc.
/s/ Jared Bluestein
Jared Bluestein
Chief Operating Officer

ACKNOWLEDGED AND AGREED
BOLLE, INC.

By:	/s/ David C. Broadbent
	Name:	David C. Broadbent
	Title:	CFO

Only to the extent of the specific obligations set forth in Section 12 hereof:
WIND POINT PARTNERS

By:	/s/ Salam Chandhary
	Name:	Salam Chandhary
	Title:	Principal